Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-52652 and 333-169844) pertaining to the Wintrust Financial Corporation Retirement Savings Plan of our report dated June 26, 2012, with respect to the financial statements and supplemental schedule of the Wintrust Financial Corporation Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Chicago, Illinois

June 26, 2012